EXHIBIT 99
_______________________________________________________________

NEWS RELEASE                                              DMC
_______________________________________________________________

Contacts: James K. Mitchell                  Stephen D. Martino
          Chairman and CEO              Chief Financial Officer
          (617) 747-0180                         (617) 747-0154

   Detwiler, Mitchell & Co. Reports First Quarter 2001 Results


     BOSTON, MA (April 17, 2001) - Detwiler, Mitchell & Co. (NASDAQ: DMCO; PCX: DEM) (formerly Fechtor, Detwiler, Mitchell & Co.) today reported net income for the quarter ended March 31, 2001 of $139,000, or $0.05 per share - basic and diluted, on 2.6 million diluted weighted average shares outstanding. Net income for the quarter ended March 31, 2000 was $165,000, or $0.05 per share - basic and diluted, on 3.3 million diluted weighted average shares outstanding.

     Total revenues for the quarter ended March 31, 2001 were $6,480,000, an increase of $555,000 or 9%, compared to $5,926,000 for the same period of 2000. The increase in revenues primarily results from commissions on higher institutional sales at the Company's primary operating subsidiary, Fechtor, Detwiler & Co., Inc. and principal transaction revenues from operations of the Company's newest subsidiary, K. & S., Inc.

     "The Company's profitable results for the first quarter of 2001 are noteworthy considering the weaknesses in the financial markets and lower trading volumes," said James K. Mitchell, Chairman and CEO. "In particular, institutional sales have significantly increased due to the strength of our highly regarded research capabilities. Also, our K&S subsidiary contributed $1 million in new revenue in the first quarter. However, this was partially offset by reductions in our retail and investment banking operations and by $200,000 in initial expenses associated with our new UK subsidiary which has not begun sales activities."

     Mitchell continued, "We have accomplished a number of strategic goals since the merger to better position our Company to be more competitive in the financial marketplace. We believe the new investments in K&S and Detwiler, Mitchell (UK) will spread our risk while at the same time expand our revenue generating activities through a distribution network that will soon include both Europe and Canada. The next challenge will be to ensure that each of our revenue platforms work together to cross sell our products and services as one cohesive business unit."

                           [DMC LOGO]
                    Detwiler, Mitchell & Co.
                 225 Franklin Street, 20th Floor
                   boston, massachusetts 02110
                         (617) 451-0100

April 17, 2001

     The Company also reported that since the recent reverse split of the Company's common stock, it was informed by Nasdaq that it was in compliance with the listing requirements for the SmallCap Market and would continue to be listed.

     Detwiler, Mitchell & Co. ("DMC") is the holding company for its principal operating subsidiaries, Fechtor, Detwiler & Co., Inc., an investment banking, merchant banking and brokerage company headquartered in Boston, MA; K. & S., Inc., a specialist firm with operations on the Boston Stock Exchange and James Mitchell & Co., a financial services company located in San Diego, CA. Additionally, DMC has formed Detwiler, Mitchell & Co.
(UK) Limited, located in London, UK, to conduct institutional sales and investment banking throughout the UK, Europe, and Canada and is expected to commence operations shortly, upon receipt of regulatory approval in the UK.

                        * * * * *

     Cautionary Statement Regarding Forward-Looking Statements:
Certain statements in this news release may contain forward-looking statements within the meaning of the Federal securities laws. Such statements should be considered in light of the risks and uncertainties associated with Detwiler, Mitchell & Co. and its operating subsidiaries, including those economic and market risks contained in the Company's Annual Report on Form 10-K, and other risks prevailing from time to time; all of which are subject to material changes and may cause actual results to vary materially from what had been anticipated.

                           [DMC LOGO]
                    Detwiler, Mitchell & Co.
                 225 Franklin Street, 20th Floor
                   boston, massachusetts 02110
                         (617) 451-0100

                       DETWILER, MITCHELL & CO.

            CONSOLIDATED STATEMENT OF FINANCIAL CONDITION

                                                         MARCH 31,      DECEMBER 31,
                                                           2001             2000
                                                       -------------   --------------
                                                                 (Unaudited)
      ASSETS

      Cash and cash equivalents                        $  1,539,710    $  2,737,434
      Deposits with clearing organizations                  718,604         415,194
      Receivables from brokers, dealers and clearing
        organizations                                       224,179         535,836
      Due from customers                                  2,568,963       3,598,699
      Securities borrowed                                   929,700       3,279,900
      Marketable investments, at fair value                 410,498          15,681
      Non-marketable investments, at fair value             560,000         510,000
      Fixed assets, net                                     587,180         437,850
      Intangible assets, net                              1,626,385         123,385
      Other                                               1,667,564       1,688,817
                                                       -------------   --------------
         Total Assets                                  $ 10,832,783    $ 13,342,796
                                                       =============   ==============
      LIABILITIES AND STOCKHOLDERS' EQUITY

      Liabilities:
       Due to customers                                $  1,585,461    $  4,035,739
       Salaries and commissions payable                   1,208,682       1,329,837
       Accounts payable and accrued liabilities             985,362       1,300,947
       Payable to brokers, dealers and clearing
         organizations                                       30,985         117,811
       Notes payable                                        300,000               -
                                                       -------------   --------------
         Total Liabilities                                4,110,490       6,784,334
                                                       -------------   --------------
      Contingencies (Note 5)

      Stockholders' Equity:
       Preferred stock, no par value; 5,000,000
         shares authorized, none issued                           -               -
       Common stock, $0.01 par value;
         20,000,000 shares authorized;
         2,602,313 and 2,589,313 shares
         outstanding at March 31, 2001 and
         December 31, 2000, respectively                     26,023          25,893
       Paid-in-capital                                    4,679,487       4,655,273
       Retained earnings                                  2,016,783       1,877,296
                                                       -------------   --------------
         Total Stockholders' Equity                       6,722,293       6,558,462
                                                       -------------   --------------
         Total Liabilities and Stockholders' Equity    $ 10,832,783    $ 13,342,796
                                                       =============   ==============

                           DETWILER, MITCHELL & CO.

                      CONSOLIDATED STATEMENT OF INCOME

                                              FOR THE THREE MONTHS ENDED MARCH 31,
                                              ------------------------------------
                                                   2001                  2000
                                              --------------       ---------------
                                                           (UNAUDITED)
      REVENUES:
      Commissions                             $  3,899,189         $  2,976,869
      Principal transactions                     2,295,886            2,008,782
      Investment banking                            71,384              525,419
      Interest                                     112,218              276,866
      Other                                        101,756              137,583
                                              --------------       --------------
         Total revenues                          6,480,433            5,925,519
                                              --------------       --------------

      EXPENSES:
      Compensation and benefits                  3,835,910            3,602,586
      Execution costs                            1,418,746              443,472
      General and administrative                   638,809              742,586
      Occupancy, communications and systems        320,449              270,272
      Interest                                      19,317               90,489
      Amortization of intangibles                   19,500                1,500
      Impairment of non-marketable investment            -              500,000
                                              --------------       --------------
         Total expenses                          6,252,731            5,650,905
                                              --------------       --------------

         Income before income taxes                227,702              274,614
      Income tax expense                           (88,215)            (109,845)
                                              --------------       --------------

         Net income                           $    139,487      $    164,769
                                              ==============    ==============

      Net income per share-basic and diluted  $       0.05      $       0.05
                                              ==============    ==============

      Weighted average shares outstanding:
         Basic                                   2,609,146         3,195,313
                                              ==============    ==============
         Diluted                                 2,646,910         3,268,695
                                              ==============    ==============

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